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June 23, 1995

Dear Shareholder:

The enclosed Proxy addresses three proposals affecting the management of the SEI Daily Income Trust's Money Market Portfolio and the Prime Obligation Portfolio. SEI, the administrator, and Wellington Management Company (the "Adviser"), have requested that the Board of Trustees approve these three proposals so that Wellington Management Company can continue to most effectively manage these funds. The Board of Trustees has reviewed the issues and recommends that the shareholders vote in favor of each proposal.

  - PROPOSAL I (Requires a vote from shareholders of both the Prime Obligation and Money Market Portfolios)

Currently, these portfolios are limited to investing their assets solely in securities listed as appropriate investments in the prospectus. There are other appropriate money market investments which are not currently listed in the prospectus which the Adviser may determine to be prudent in changing market conditions. ANY CHANGES TO ALLOWABLE INVESTMENTS WOULD STILL REQUIRE APPROVAL BY THE BOARD OF TRUSTEES. The removal of this fundamental policy will allow the Board of Trustees the flexibility to change investment guidelines on behalf of the shareholders when it is deemed to be in the best interest of the existing shareholders. Shareholders will be notified through a prospectus supplement of any changes to the investment policies. In addition, any changes to the investment objectives or other fundamental policies of the portfolios would continue to require shareholder approval.

  - PROPOSAL II (Requires a vote from shareholders of both the Prime Obligation and Money Market Portfolios)

Rule 2a-7 governs the management of all SEC registered money market funds and was established under the Investment Company Act of 1940. Recent changes made to the rule established new maturity restrictions for securities purchased for money market funds. Currently, the SDIT Prime Obligation and Money Market Portfolios may invest in securities maturing in one year or less. This provision is actually more restrictive than Rule 2a-7. The removal of the existing fundamental limitation would allow each portfolio to purchase securities with remaining maturities of up to 397 days as permitted by Rule 2a-7. This policy was previously approved by the shareholders of each of the other money market portfolios of SEI Daily Income Trust.

  -  PROPOSAL III (Requires a vote from shareholders of the Money Market
     Portfolio)

Currently, this portfolio is required to hold 25% of its assets in bank-issued securities. The elimination of this concentration requirement would allow the Adviser more flexibility to respond to changing market conditions. In recent times, having to comply with this investment requirement has become an impediment to managing the portfolio. Often the result is having to purchase bank securities at lower yields than other non-bank issues paper. Today's scarcity of bank paper often makes them more expensive than comparable money market instruments. The main reason for this scarcity is that domestic and foreign banks now use cheaper sources of funding without issuing short-term bank instruments. Without this requirement, the concentration in the banking sector would
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most likely range between 5 and 25 percent of the portfolio's assets.

SEI and Wellington Management Company's investment philosophy is preservation of the $1.00 net asset value. The objectives are safety, liquidity and then yield. The requested changes to the fundamental objectives will allow the Adviser continued flexibility in managing the SDIT Money Market Portfolio and Prime Obligation funds without compromising the investment objectives. We strongly urge you to read the enclosed proxy statement and return the proxy card.

If  there are any additional questions, please do not hesitate to call myself at
(610) 254-1248 or Krista Zaccaria at (610) 254-2054. Thank you for your assistance in this matter.

Sincerely,


Barbara J. Doyne
Product Manager